                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.142-12

- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:

                               NOT APPLICABLE
        ------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

                               NOT APPLICABLE
        ------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

                               NOT APPLICABLE
        ------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

                               NOT APPLICABLE
        ------------------------------------------------------------------------

* Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:

                               NOT APPLICABLE
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:

                               NOT APPLICABLE
        ------------------------------------------------------------------------
     3) Filing Party:

                               NOT APPLICABLE
        ------------------------------------------------------------------------
     4) Date Filed:

                               NOT APPLICABLE
        ------------------------------------------------------------------------

[LETTERHEAD]

                                                                  March 31, 1994

To Our Shareholders:

    Our annual meeting of shareholders will be held this year in Portland, Oregon, and you are cordially invited to attend.

    Date:  Wednesday, May 11, 1994
    Time:  1:30 p.m.
   Place:  Red Lion Hotel/Lloyd Center
           1000 NE Multnomah
           Portland, Oregon

    The official business portion of the meeting will cover the items described in the notice of the annual meeting and the proxy statement which are attached.

    Management will also report on operations and other matters affecting the Company, followed by a question and answer session. After the meeting, officers and directors will be available to visit with shareholders.

    Should you have any questions about any of the matters to be considered at the meeting, we would be happy to hear from you.

                                          Sincerely,

                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                          CHAIRMAN

P.S. A significant number of our shareholders own less than 100 shares each. Regardless of the number of shares you own, your vote is important. The prompt return of your proxy will save follow-up expenses and assure proper representation at the meeting.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of PACIFICORP:

    The 1994 Annual Meeting of Shareholders of PacifiCorp will be held at the Red Lion Hotel/Lloyd Center, 1000 NE Multnomah, Portland, Oregon on Wednesday, May 11, 1994, at 1:30 p.m. Pacific Daylight Time, for the following purposes:

    1. to elect four Class I directors, each to serve for a term of three years, and one Class III director, to serve for a term of two years, and until their successors are duly elected and qualified;

    2.   to approve  the 1993 Restatement of  the PacifiCorp Long-Term Incentive
       Plan;

    3. to act on the proposed ratification of the appointment of Deloitte & Touche to serve as independent auditor of the Company for the year 1994; and

    4.  to transact such other business as may properly come before the meeting.

    Only shareholders of record at the close of business on March 18, 1994 will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. The meeting is subject to adjournment from time to time as the shareholders present in person or by proxy may determine.

    All shareholders who find it convenient to do so are cordially invited to attend the meeting in person.

    Whether or not you plan to attend, please sign, date and return the accompanying form of proxy in the enclosed postage paid return envelope. We shall appreciate your giving this matter your prompt attention.

                                          By Order of the Board of Directors

                                          Sally A. Nofziger
                                          VICE PRESIDENT AND CORPORATE SECRETARY

Portland, Oregon
March 31, 1994

                                     [LOGO]
                               [PACIFICORP LOGO]
                               700 N.E. MULTNOMAH
                            PORTLAND, OREGON  97232

                                PROXY STATEMENT

    A proxy in the accompanying form is solicited by the Board of Directors of PacifiCorp, an Oregon corporation (Company), for use at the meeting of shareholders to be held at the Red Lion Hotel/Lloyd Center, 1000 NE Multnomah, Portland, Oregon, on Wednesday, May 11, 1994, at 1:30 p.m. Pacific Daylight Time, and at any adjournment or adjournments thereof. The approximate date this proxy statement and accompanying proxy card are first being sent to shareholders is March 31, 1994.

    Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Corporate Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by electing to vote in person while in attendance at the meeting in Portland. However, a shareholder who attends the meeting need not revoke the proxy and vote in person, unless so desired.

    The shares represented by each proxy will be voted in accordance with the instructions specified in the proxy, if given. If a signed proxy is returned without instructions, it will be voted for the directors, for approval of the 1993 Restatement of the PacifiCorp Long-Term Incentive Plan, for approval of Deloitte & Touche as auditor and in accordance with this proxy statement on any other business that may properly come before the meeting. Directors are elected by a plurality of the votes cast by holders of the shares entitled to vote at the Annual Meeting if a quorum is present. Except as disclosed with respect to Proposal II, abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted for any purpose in determining whether a proposal is approved and have no effect on the determination of whether a plurality exists with respect to a given nominee.

    The Company's outstanding voting securities at March 18, 1994 consisted of 281,876,969 shares of Common Stock, 126,533 shares of 5% Preferred Stock, 657,943 shares of Serial Preferred Stock, 440,000 shares of $7.12 No Par Serial Preferred Stock, 1,000,000 shares of $7.70 No Par Serial Preferred Stock and 750,000 shares of $7.48 No Par Serial Preferred Stock, each of which is entitled to one vote on all matters to be presented at the meeting, and 5,000,000 shares of the $1.98, Series 1992, and 666,210 shares of the $2.13 Series of No Par Serial Preferred Stock, each of which is entitled to one-quarter of one vote on all matters to be presented at the meeting. Only shareholders of record at the close of business on March 18, 1994 will be entitled to notice of and to vote at the meeting and any adjournment thereof. See "Security Ownership of Certain Beneficial Owners and Management" for information concerning beneficial ownership of the Company's stock.

                            1. ELECTION OF DIRECTORS

    The persons named in the proxy will vote your stock for the election of four directors to serve in Class I of the Company's Board of Directors for terms expiring at the 1997 Annual Meeting and one director to serve in Class III for a term expiring at the 1996 Annual Meeting, and until their successors shall be duly elected and qualified. If any of the nominees becomes unavailable for election for any reason (none currently being known), the proxy holders will have discretionary authority to vote pursuant to the proxy for a suitable substitute or substitutes. Each nominee for director is now serving on the Board. There are no family relationships among the directors and executive officers of the Company.

    The Board of Directors is divided into three classes: Class I, Class II and Class III, each class as nearly equal in number as possible. The directors in each class hold office for three-year terms. The four current Class I directors, whose present terms expire in 1994, are being proposed for election for new three-year terms (expiring in 1997) at this Annual Meeting. As a result of an Oregon law requirement with respect to directors not previously elected by the shareholders, the Class III director, a class whose term expires in 1996, is being proposed for election for a two-year term. The bylaws of the Company provide that the term of any director shall not extend beyond the regular quarterly meeting of the Board of Directors following the date the director reaches age 70, regardless of the normal expiration of the director's term. Pursuant to this requirement, Mr. Hampton will retire prior to serving the full term for which he is nominated. When Mr. Hampton reaches retirement age, either the size of the Board will be reduced or a new director will be elected by the Board to fill the vacancy until the next annual meeting of shareholders. The tables that follow include information with respect to each director's business experience for the past five years. See "Security Ownership of Certain Beneficial Owners and Management" for information concerning share ownership of nominees and directors.

    The Board of Directors recommends a vote FOR the election of these nominees.

                NOMINEES FOR ELECTION AT THE 1994 ANNUAL MEETING

                                  NAME, AGE, CLASS, PRINCIPAL
                              OCCUPATION AND OTHER DIRECTORSHIPS                                  DIRECTOR SINCE
- -----------------------------------------------------------------------------------------------  -----------------
Frederick W. Buckman, 48 (Class III, 1996).....................................................    February 1994
  President and Chief Executive Officer of the Company since February 1, 1994; formerly
  President and Chief Executive Officer of Consumers Power Company, Jackson, Michigan,
  1992-1994; President and Chief Operating Officer of Consumers Power Company, 1988-1991;
  Director of PacifiCorp Holdings, Inc.
C. Todd Conover, 54 (Class I, 1997)............................................................        1991
  General Manager, Finance Industry Group, Tandem Computers Incorporated, a computer manufacturing company, Cupertino, California, since January 1994; President and Chief
  Executive Officer, The Vantage Company, a business consulting firm, Denver, Colorado;
  formerly President and Chief Executive Officer, Central Banks of Colorado, 1991-1992; partner and National Director-Bank Consulting, KPMG Peat Marwick 1988-1990; Director of Blount, Inc.
  and PacifiCorp Holdings, Inc.
John C. Hampton, 68 (Class I, 1997)............................................................        1983
  Chairman and Chief Executive Officer of Hampton Resources, Inc., Portland, Oregon, and
  affiliated companies, forest products industries.
Nolan E. Karras, 49 (Class I, 1997)............................................................        1993
  Investment Adviser, Karras & Associates, Inc., Roy, Utah, 1983 to date; former Member of Utah
  House of Representatives (1981-1990); Speaker of the House (1989-1990); Chairman of Utah
  State Building Board; Director of PacifiCorp Holdings, Inc.
Keith R. McKennon, 60 (Class I, 1997)..........................................................        1990
  Chairman of the Board since February 9, 1994; Chairman and formerly Chief Executive Officer,
  Dow Corning Corporation, Midland, Michigan, 1992-1993; Executive Vice President and Director,
  The Dow Chemical Company, 1990-1992; President, Dow Chemical USA, 1987-1990; Director of
  Tektronix, Inc. and Dow Corning Corporation.

                         DIRECTORS WHOSE TERMS CONTINUE

                                  NAME, AGE, CLASS, PRINCIPAL
                              OCCUPATION AND OTHER DIRECTORSHIPS                                  DIRECTOR SINCE
- -----------------------------------------------------------------------------------------------  -----------------
C. M. Bishop, Jr., 69 (Class III, 1996)........................................................        1970
  Vice Chairman of the Board, formerly President, Pendleton Woolen Mills, a manufacturer of woolen articles, Portland, Oregon; Director of First Interstate Bank of Oregon, N.A.,
  Standard Insurance Company and Willamette Industries, Inc.
Richard C. Edgley, 58 (Class II, 1995).........................................................        1987
  Member of the Presiding Bishopric, formerly Managing Director, Finance and Records Department of The Church of Jesus Christ of Latter-day Saints; previously Vice President of
  Administration and Control for consumer non-food operations, General Mills, 1977-1981.
A. M. Gleason, 64 (Class II, 1995).............................................................        1988
  Vice Chairman of the Board, formerly President and Chief Executive Officer of the Company;
  former Chairman and Chief Executive Officer of Pacific Telecom, Inc.; Director of Tektronix,
  Inc., Blount, Inc., Comdial Corporation, Fred Meyer, Inc. and PacifiCorp Holdings, Inc.
Stanley K. Hathaway, 69 (Class II, 1995).......................................................        1975
  Partner, Hathaway, Speight, Kunz & Trautwein, Attorneys at Law, Cheyenne, Wyoming, 1975 to
  date; Secretary, U.S. Department of Interior, 1975; Governor of Wyoming, 1967-1975; Director
  of Apache Corporation.
Don M. Wheeler, 65 (Class III, 1996)...........................................................        1989
  President and General Manager, Wheeler Machinery Company, equipment and machinery sales, repairs, parts and service, Salt Lake City, Utah.
Nancy Wilgenbusch, 46 (Class III, 1996)........................................................        1986
  President, Marylhurst College, Portland, Oregon; previously Vice President of Marketing and
  Public Affairs, College of Saint Mary, Omaha, Nebraska, 1981-1984; Director of Pacific
  Telecom, Inc.

                 DIRECTOR COMPENSATION AND CERTAIN TRANSACTIONS

    The Company's directors other than officers are compensated for their board service by a combination of cash and Company Common Stock under a Non-Employee Directors' Stock Compensation Plan which seeks to increase the community of interest between the Company's shareholders and its directors. Under this plan, non-employee directors of the Company are granted approximately $50,000 worth of the Company's Common Stock every five years. Non-employee directors having fewer than five years of service remaining before reaching retirement age receive stock equivalent to approximately $10,000 for each remaining year. Stock granted under this plan vests over the five-year period following the grant or shorter period to retirement, and unvested shares are forfeited if the recipient ceases to be a director. The shares are purchased in the market with funds supplied by the Company, and the certificates are then held by the Company until the shares vest. During 1993, an aggregate of 4,657 shares previously granted under the plan became vested.

    The Company's directors other than officers receive the balance of their compensation in the form of cash. They are paid $16,000 per year plus $750 for each Board or committee meeting attended. Mr. McKennon is paid $150,000 per year in Company Common Stock for his service as Chairman of the Board, including his $10,000 per year participation in the Non-Employee Directors' Stock Compensation Plan. Members of the Executive Committee and chairmen of the other committees of the Board are paid an additional $2,500 per year. Non-employee members of the Pacific Power Board and the Utah Power Board are paid $9,000 per year. Chairmen of the subcommittees of those boards receive $750 for each subcommittee meeting attended; members receive $600. In addition, members of the Utah Power Board who are former directors of Utah Power & Light Company, including Messrs. Peterson and Wheeler, participate in a retirement plan under which they are eligible to receive benefits of $560 per month upon retirement at age 65 or older and certain death benefits.

    During 1993, Messrs. Conover and Karras each received $3,000 in directors' fees from PacifiCorp Holdings, Inc., Dr. Wilgenbusch received $21,000 in directors' fees from Pacific Telecom, Inc. (Pacific Telecom), and Mr. Hathaway received $7,250 in directors' fees from NERCO, Inc. (NERCO), formerly a subsidiary of the Company. Dr. Wilgenbusch received 2,711 shares of Common Stock of Pacific Telecom in 1993 under Pacific Telecom's non-employee director stock compensation plan. A director's right to receive stock awarded under this plan accrues over the five-year period following the grant or shorter period to retirement, and unaccrued shares are forfeited if the recipient ceases to be a director prior to the end of such period. Accrued shares vest upon retirement and are subject to forfeiture prior to retirement under certain circumstances. The shares are purchased in the market with funds supplied by Pacific Telecom, and the certificates are held by Pacific Telecom until the director retires from board service. Dividends on shares accumulate and are paid to the director at the time the shares vest.

    In 1993, the Company and its subsidiaries paid $130,463 in legal fees to Hathaway, Speight, Kunz & Trautwein, in which firm Mr. Hathaway is a partner.

    Mr. Wheeler is President of Wheeler Machinery Company, a company engaged in sales and service of large earth-moving and grading equipment, engines and related machinery. During 1993, the Company and its subsidiaries purchased equipment and services from this company in the ordinary course of business for a total of approximately $903,676. Richard E. Wheeler, Mr. Wheeler's brother, is the owner of Wyoming Machinery Company, a business located in Casper, Wyoming, similar to, but separate from, Wheeler Machinery Co. During 1993, the Company and its subsidiaries purchased equipment and services from this company in the ordinary course of business for a total of approximately $9,467,325. The Company believes that the terms of these transactions were no less favorable to the Company than those available from other parties. Similar purchases have been made by the Company or its predecessors from these two companies since 1951.

                                BOARD COMMITTEES

    The Board of Directors is responsible for the overall affairs of the Company. To assist in carrying out its responsibilities, the Board has delegated certain authority to several standing committees. The Board generally appoints members of committees at its Annual Meeting in May of each year. The membership of these committees as of March 31, 1994 is as follows:

EXECUTIVE COMMITTEE                        COMMITTEE ON DIRECTORS                     AUDIT COMMITTEE
- -----------------------------------------  -----------------------------------------  ---------------------------
Keith R. McKennon*                         C. Todd Conover*                           C. M. Bishop, Jr.*
C. M. Bishop, Jr.                          C. M. Bishop, Jr.                          Richard C. Edgley
Frederick W. Buckman                       Keith R. McKennon                          Stanley K. Hathaway
Richard C. Edgley                                                                     Nolan E. Karras
John C. Hampton                                                                       Don M. Wheeler
                                                                                      Nancy Wilgenbusch

PERSONNEL COMMITTEE                        FINANCE COMMITTEE                          PRICING COMMITTEE
- -----------------------------------------  -----------------------------------------  ---------------------------
John C. Hampton*                           Richard C. Edgley*                         Frederick W. Buckman
C. Todd Conover                            Frederick W. Buckman                       A. M. Gleason
Nolan E. Karras                            C. Todd Conover
Nancy Wilgenbusch                          A. M. Gleason

- ------------------------
*Chairman

    The Executive Committee held one meeting in 1993. The committee has and may exercise all of the powers of the Board during the intervals between its meetings that may be lawfully delegated, subject to such limitations as may be provided by resolution of the Board.

    The Committee on Directors seeks and recommends specific candidates for directors. In addition, the Committee on Directors reviews and recommends to the Board policies on the qualifications, tenure, compensation and retirement of directors and monitors compliance by individual directors with the policies adopted by the Board. Shareholders who wish to submit names to the Committee on Directors for consideration should do so in writing addressed to the Committee on Directors,
c/o Corporate Secretary, PacifiCorp, 700 N.E. Multnomah, Portland, Oregon 97232. The Committee on Directors held four meetings in 1993.

    The Audit Committee held four meetings in 1993. It nominates the independent auditor of the Company for approval by the Board of Directors and the shareholders, reviews the planned scope and results of the annual audit, confers with the independent auditor and reviews its recommendations with respect to accounting, internal control and other matters, and confers periodically with accounting officers of the Company. The Audit Committee also reviews important regulatory and accounting pronouncements, meets with management and the internal auditors to review the scope and results of internal audit activity, as appropriate, and periodically reviews the adequacy of the Company's accounting and financial personnel resources. The chairmen of audit committees of subsidiaries and divisions of the Company report their deliberations and activities to the Audit Committee. The Audit Committee reports the results of its reviews and meetings to the Board.

    The Personnel Committee makes recommendations to the Board on executive compensation plans, approves salaries for officers of the Company and administers the Long-Term Incentive Plan, the Supplemental Executive Retirement Plan and the Executive Severance Plan. The Committee consists of four directors who are not current or former officers or employees of the Company or any of its subsidiaries. The chairman of the personnel committee of Pacific Telecom attends meetings of the Personnel Committee in order to coordinate compensation decisions between the business units, although the board of that subsidiary has responsibility for setting the compensation of its officers, including the annual cash compensation and subsidiary long-term incentive plan compensation of its member on the Company's Corporate Policy Group. See "Severance Arrangements" below for a listing of the current members of the Corporate Policy Group, all of whom are considered to be executive officers of the Company. The Personnel Committee held nine meetings in 1993. See "Personnel Committee Report on Executive Compensation" below.

    The Finance Committee, to the extent authority is delegated to it by the Board with respect to each issuance of securities, approves the final terms of issuance. The committee also consults with appropriate officers of the Company concerning requirements for capital, the condition of the capital markets and the most appropriate means of obtaining capital as needed from time to time. The committee also reviews the general terms of proposed financings when requested by the Chairman of the Board, the President or any Vice President, and reports thereon to the Board. It held five meetings in 1993.

    The Pricing Committee, to the extent authority is delegated to it by the Board of Directors with respect to each issuance of securities, approves the final terms of issuance within parameters set by the Board. The Pricing Committee also authorizes redemptions of the Company's debt and equity securities in accordance with their terms. The Pricing Committee held one meeting and priced three issuances of securities during 1993.

    In May 1993, the Board of Directors appointed a Succession Committee for the purpose of identifying a successor to Mr. Gleason, whose normal retirement date is April 1995. The Committee was composed of the chairmen of each of the standing committees and the Chairman of the Board. The Committee, with the assistance of a professional search firm, identified and evaluated potential candidates and made a recommendation to the Board of Directors. Frederick W. Buckman was elected President and Chief Executive Officer effective February 1, 1994. At that time, Mr. Gleason was named Vice Chairman of the Board. The Succession Committee held six meetings during 1993 and one meeting in 1994, after which it was disbanded.

    The Board of Directors held six meetings in 1993. All Board members attended at least 75% of the aggregate of the meetings of the Board and the committees of which they were members.

                                DIVISION BOARDS

    The Company conducts its retail electric utility business through two divisions, Pacific Power and Utah Power. The Board of Directors has appointed a board to provide oversight for each of these divisions. These boards have been delegated certain responsibilities relating to the business and operations of Pacific Power and Utah Power, including review and recommendation of annual construction and operating budgets, certain generating and transmission projects, certain other capital expenditures, disposition of division property, and Company policies and practices concerning customers of Pacific Power and Utah Power. Membership of these boards includes persons who are not directors of the Company. The Pacific Power Board and the Utah Power Board each held four meetings in 1993.

     Pacific Power Board               UTAH POWER BOARD
- ------------------------------  ------------------------------
C. M. Bishop, Jr.               Richard C. Edgley
William B. Douglas*             Nolan E. Karras
M. K. Felt*                     Paul G. Lorenzini*
John C. Hampton                 Robert A. Peck*
Paul G. Lorenzini*              Chase N. Peterson*
Michael D. Naumes*              Verl R. Topham*
Linda Shelk*                    Don M. Wheeler
Ethel Simon-McWilliams*
Verl R. Topham*

- ------------------------
* Not a director of the Company

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information as of March 18, 1994 regarding the beneficial ownership of the Company's Common Stock and Common Stock of Pacific Telecom by (i) each director or nominee for director of the Company; (ii) each of the executive officers named in the Summary Compensation Table below; and (iii) all executive officers and directors of the Company as a group. As of March 18, 1994, each of the directors and executive officers identified below and all executive officers and directors of the Company as a group owned less than 0.1% of the Company's Common Stock and less than 1% of the Common Stock of Pacific Telecom. No person is known by the Company to be the beneficial owner of more than five percent of any class of the Company's stock, except that as of December 31, 1993, American Express Company and its subsidiary, IDS Financial Corporation, World Financial Tower, New York, NY 10285, were the beneficial owners of an aggregate of 246,500 shares of the Company's $7.70 No Par Serial Preferred Stock, which represents 6.8% of the votes entitled to be cast by the holders of the No Par Serial Preferred Stock as a class at the Annual Meeting.

                                                                                          Number of Shares (1)
                                                                                       ---------------------------
                                                                                                       Pacific
                                  Beneficial Owner                                     PacifiCorp      Telecom
- -------------------------------------------------------------------------------------  -----------  --------------
Directors
  Frederick W. Buckman...............................................................      40,091         --
  C. Todd Conover....................................................................       4,493         --
  John C. Hampton....................................................................       7,815         --
  Nolan E. Karras....................................................................       2,848         --
  Keith R. McKennon..................................................................      11,089         --
  C.M. Bishop, Jr....................................................................      16,108         --
  Richard C. Edgley..................................................................       4,580         --
  A.M. Gleason.......................................................................     115,744         31,820
  Stanley K. Hathaway................................................................      16,553         --
  Don M. Wheeler.....................................................................      12,532         --
  Nancy Wilgenbusch..................................................................       5,076          2,711
Nondirector Executive Officers
  William J. Glasgow.................................................................       8,865          1,000
  Paul G. Lorenzini..................................................................       9,932         --
  Charles E. Robinson................................................................      42,396         63,772
  Verl R. Topham.....................................................................      18,377         --
All executive officers and directors as a group (27 persons).........................     408,602        101,685

- ------------------------
(1) Includes ownership of (a) shares held by family members even though beneficial ownership of such shares may be disclaimed and (b) shares granted and subject to vesting as to which the individual has voting but not investment power under individual compensation arrangements or one or more of the stock based compensation plans of the Company or Pacific Telecom.

                 2. RESTATEMENT OF THE LONG-TERM INCENTIVE PLAN

INTRODUCTION

    On November 17, 1993, upon the recommendation of the Personnel Committee, the Board of Directors of the Company adopted the 1993 Restatement of the Company's Long-Term Incentive Plan (Restated Plan), subject to the approval of the Restated Plan by the shareholders at the Annual Meeting. The purpose of the Restated Plan is to promote the long-term success of the Company and its subsidiaries by aligning the interests of executive employees more closely with those of the shareholders through a combination of performance-based incentives in the form of annual grants of restricted PacifiCorp Common Stock and a requirement for ownership by participants of the Common Stock of the Company or Pacific Telecom.

    The Restated Plan amends and restates the Company's Long-Term Incentive Plan initially approved by the shareholders in 1985 and amended at the 1989 Annual Meeting to increase the available awards under the plan from 600,000 to 1,600,000 shares of PacifiCorp Common Stock (as adjusted for the two-for-one stock split in 1990). Under the current plan, the Personnel Committee
established  corporate   performance   objectives  for   overlapping   four-year
performance cycles every two years and set a target amount of shares of PacifiCorp Common Stock for each participant. No cycle could begin later than January 1, 1994 under the current plan, and 1,306,437 shares of PacifiCorp Common Stock were available for awards under the plan as of January 1, 1994. The Restated Plan calls for grants of restricted stock based on past performance rather than target awards for future performance cycles.

                          DESCRIPTION OF RESTATED PLAN

ADMINISTRATION

    The Restated Plan will be administered by the Board of Directors of the Company or a committee of the Board of Directors to whom authority for administration has been delegated. Administrative functions that do not involve selection of participants or decisions concerning the timing, pricing or amounts of awards may be delegated to an executive officer of the Company. On November 17, 1993, the Board of Directors delegated authority for administration of the Restated Plan to the Personnel Committee and delegated those limited administrative functions to the Chief Executive Officer of the Company, subject to change by the Board or Personnel Committee (Committee).

AWARDS

    Subject to adjustment due to changes in capital structure, the total number of shares of PacifiCorp Common Stock that may be awarded under the Restated Plan may not exceed 900,000 shares. The Committee will select as participants those executive employees of the Company and its subsidiaries who the Committee believes have made or will make important contributions to the long-term performance of the Company and its subsidiaries. Currently, 29 executive employees of the Company and its subsidiaries are eligible for selection as participants. The costs of awards under the Restated Plan will be borne by the participant's employer.

    The Restated Plan provides that the Committee may vary the grants each year based on a subjective assessment of the Company's overall performance in relation to long-term goals and plans. In determining the individuals to whom awards will be made and the amounts of the grants, the Committee will consider criteria such as the following:

    (a) Total shareholder return relative to peer companies;

    (b) Earnings per share growth over time relative to peer companies; and

    (c) Achievement of long-term goals, strategies and plans.

    Shares awarded under the Restated Plan will be subject to such terms, conditions and restrictions as may be determined by the Committee to be consistent with the purpose of the Restated Plan and the best interests of the shareholders. The restrictions may include stock transfer restrictions and forfeiture provisions designed to facilitate the achievement by participants of specified stock ownership goals.

    Upon the award of shares under the Restated Plan, the Company will pay to a securities broker or other third party an amount equal to the purchase price of the shares. Such securities broker or other third party will acquire the granted shares in the market for the account of the participants. The certificates and associated stock powers will be delivered to an escrow holder appointed by the Company and will be held in escrow until the Company certifies that the shares have vested or have been forfeited to the Company. The participant will be entitled to all the rights of a shareholder with respect to granted shares, including the right to vote such shares and to receive ordinary dividends payable with respect to such shares from the date of the grant.

    Awards under the Restated Plan are subject to accelerated vesting upon termination of employment within two years after a change in control of the Company. In general, under the Restated Plan such a change in control would occur if any person acquires beneficial ownership of 20 percent or more of the Company's Common Stock by tender offer or otherwise or if, during any period of 12 months, individuals who at the beginning of such period (and any new directors whose election or nomination was approved by two-thirds of such individuals) cease to constitute a majority of the Board of Directors.

TERMS OF NOVEMBER 1993 GRANTS

    Grants totaling 71,800 shares were made in November 1993 to 26 employees, subject to approval of the Restated Plan by shareholders. As a result of these grants, target awards for 142,900 shares were cancelled. These awards had been made in 1992 under the current plan for the four-year performance cycle beginning January 1, 1992 and ending December 31, 1995, for which decisions concerning performance objectives were deferred pending review of the Company's long-term incentive compensation program.

    The following table sets forth the number of shares granted under the Restated Plan and the approximate market value of those shares on November 17, 1993, the date of grant, to (i) each of the executive officers named in the Summary Compensation Table below, (ii) all current executive officers as a group and (iii) all employees, including all current officers who are not executive officers, as a group. Directors who are not executive officers are not eligible to participate in the Restated Plan.

                            1993 RESTATEMENT OF THE
                      PACIFICORP LONG-TERM INCENTIVE PLAN

                                                                                         DOLLAR VALUE    NUMBER OF
                                   NAME AND POSITION                                       OF GRANT       SHARES
- ---------------------------------------------------------------------------------------  -------------  -----------
A. M. Gleason, Vice Chairman of the Board of Directors.................................  $     323,000      17,000
Charles E. Robinson, Chairman, President and Chief Executive Officer of Pacific
 Telecom...............................................................................         85,500       4,500
William J. Glasgow, Senior Vice President and Chief Financial Officer of the Company...         52,250       2,750
Verl R. Topham, President of Utah Power................................................        104,500       5,500
Paul G. Lorenzini, President of Pacific Power..........................................        104,500       5,500
All current executive officers (17 persons)............................................      1,124,800      59,200
All employees other than current executive officers (9 persons)........................        239,400      12,600

    In order to align the interests of the executive employees more closely to those of the shareholders, the individual restricted stock agreements for each of the above participants contain vesting, forfeiture and stock ownership requirements designed to encourage the participants to remain employed with the Company and requiring them to have invested their own resources in the Common Stock of the Company or Pacific Telecom. In general, the restricted stock agreements provide that 25 percent of the shares granted in November 1993 become nonforfeitable on February 15 of each of the four calendar years ending after December 31, 1994, provided the recipients remain continuously employed by the Company or a subsidiary of the Company and meet certain requirements for annual investments in Common Stock of the Company or Pacific Telecom. The agreements provide for accelerated vesting upon death, termination of employment after permanent and total disability, retirement after age 55 with five years of service, or termination of employment within two years after a change in control of the Company as described above. Messrs. Gleason, Robinson and Topham are each over 55 years of age with at least five years of service.

    Failure to remain continuously employed by the Company or a subsidiary results in forfeiture of all unvested shares unless accelerated vesting occurs as described above. Failure to meet the annual investment requirement results in forfeiture of any shares that would have vested on February 15 following the calendar year for which the requirement was not met. Unvested shares may not be transferred.

    The annual investment requirement for each of the November 1993 grant recipients consists of an overall stock ownership target and a specific annual purchase requirement. In order to ensure full vesting of his or her restricted stock, each recipient must satisfy the annual purchase requirement during each of the four calendar years beginning with 1994 or until the recipient's stock ownership target is exceeded. The stock ownership target is a number of shares of Common Stock of the Company or Pacific Telecom, with an aggregate value equal to a specified multiple of the recipient's annual base salary, between 1.5 and 4 times base salary, depending on the recipient's position level. Similarly, the annual purchase requirement is a number of shares with an aggregate value equal to a specific percentage of base salary, which is either 10 or 15 percent of base salary depending on position level.

    The annual purchase requirement for a recipient may be waived for a given year by the Board of Directors or the Committee upon a showing of extraordinary hardship. The annual purchase requirement may also be waived by the Chief Executive Officer of the Company, to whom this authority has been delegated, if such officer finds that compliance would result in extraordinary hardship and that the recipient's stock ownership exceeds a specified multiple of base salary, from .75 to 2 times base salary depending on compensation level. The Chief Executive Officer may not waive such requirement as it applies to himself.

TAX EFFECT

    The recently enacted Federal Omnibus Budget Reconciliation Act of 1993 includes as Section 162(m) of the Internal Revenue Code (IRC Section 162(m)) a provision limiting to $1 million the annual deduction by a publicly held corporation of compensation paid to any executive, with some forms of incentive compensation excluded from the limitation. Under the proposed regulations relating to IRC Section 162(m), the Restated Plan will not meet the technical requirements of the exclusion. Accordingly, grants causing the annual limitation to be exceeded, if any, will not be fully deductible by the Company. However, grants under the Restated Plan are not expected to cause the limitation to be exceeded by a material amount for all executives as a group. The Restated Plan was designed to align the interests of executives with those of shareholders, to encourage retention of employment and to reward performance. The achievement of those objectives was considered to be of more importance than meeting the technical requirements of IRC Section 162(m).

AMENDMENT, DURATION AND TERMINATION OF THE RESTATED PLAN

    The Board of Directors may modify or amend the Restated Plan in such respects as it may deem advisable because of changes in the law while the plan is in effect or for any other reason. Under the current plan, no amendment may be made without the approval of shareholders if it would materially increase the maximum aggregate performance share awards or materially modify the eligibility requirements for participation in the plan.

    The Restated Plan will be effective November 17, 1993, subject to approval by the Company's shareholders. Unless earlier terminated, the Restated Plan shall continue in effect until all shares available for awards are granted and all restrictions on such shares, if any, have lapsed.

    The Board of Directors may suspend or terminate the Restated Plan at any time except with respect to granted shares then subject to restrictions.
Termination will not affect the forfeitability of shares awarded under the Restated Plan.

VOTE REQUIRED

    The affirmative vote of shares of the Company's capital stock representing a majority of the votes present and entitled to be cast at the meeting will be required for approval of the proposed Restated Plan. In order to take advantage of the exemption contained in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, for purposes of this vote abstentions will be counted as shares present and entitled to vote and will have the same effect as negative votes, while broker non-votes will not be counted for any purpose in determining whether this proposal has been approved.

    The Board of Directors recommends a vote FOR approval of this proposal.

                     3. APPOINTMENT OF INDEPENDENT AUDITOR

    The Board of Directors, on recommendation of the Audit Committee and subject to ratification by shareholders, has appointed Deloitte & Touche to perform an examination of the consolidated financial statements of the Company and its subsidiaries for the year 1994 and to render its opinion thereon.

    Deloitte & Touche is an international accounting firm with substantial experience in public utility accounting matters, an accounting area subject to detailed regulation at both the national and state levels. The firm has acted as independent auditor for PacifiCorp since 1933 and, as a consequence, has competent, professionally qualified personnel who are familiar with the history and operations of the Company. The Board of Directors believes that the firm is well qualified to serve as the Company's independent auditor for 1994.

    Representatives of the firm are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

    The Board of Directors recommends a vote FOR this proposal.

                           PERSONNEL COMMITTEE REPORT
                                       ON
                             EXECUTIVE COMPENSATION

    The Personnel Committee of the Board of Directors is responsible for approving compensation levels for officers of the Company, administering executive compensation plans as authorized by the Board and recommending executive compensation plans and compensation of the Chief Executive Officer to the Board for approval. The Committee is also responsible for approving incentive plans for all employees, salary structure and merit programs for senior management and changes in policy relating to employee benefits. Following is the report of the Personnel Committee describing the components of the Company's executive compensation program and the basis upon which 1993 compensation determinations were made.

COMPENSATION PHILOSOPHY
    It is the philosophy of the Company that executive compensation be linked closely to corporate performance and increases in shareholder value. The Company's compensation program has the following objectives:

        - Provide competitive total compensation that enables the Company to attract and retain key executives.

        - Provide variable compensation opportunities that are linked to performance.

        - Establish an appropriate balance between incentives focused on short-term objectives and those encouraging sustained superior earnings performance and increases in shareholder value.

    Qualifying compensation for deductibility under IRC Section 162(m), which limits to $1 million the annual deduction by a publicly held corporation of compensation paid to any executive except with respect to certain forms of incentive compensation that qualify for exclusion, is one of many factors that the Company considers in designing its incentive compensation arrangements. The Company views the objectives outlined above as more important than compliance with the technical requirements necessary to exclude compensation from the deductibility limit of IRC Section 162(m). Nevertheless, the Company anticipates that the amount of compensation in excess of the deductibility limit of IRC
Section 162(m) for all executive officers as a group will not be material. See "Description of Restated Plan -- Tax Effect" for certain information concerning the tax effect of the Restated Plan.

COMPENSATION PROGRAM COMPONENTS
    The Personnel Committee, assisted by its outside consultant, evaluates the total compensation package of executives annually in relation to competitive pay levels. For positions with corporate-wide responsibility, the Committee uses a blend of competitive data from comparably sized companies in the electric utility industry and general industry, reflecting the diversification of the Company's business operations. The companies used for the competitive compensation analysis are not exactly the same as those electric utility companies included in the preparation of the performance graph set forth below because the Committee believes that all of those companies are not necessarily the Company's most direct competitors for executive talent. The weighting of the data for each officer depends upon the responsibilities of the officer. For officers whose exclusive focus is electric operations, the weighting is 100% electric utility industry data; for officers who have corporate-wide focus, the weighting depends upon the relative size of the electric operations at the time the analysis is made. For 1993, the weighting ranged from 75% to 80% electric utility industry and 20% to 25% general industry data. The Committee seeks to maintain compensation opportunities for the Company's senior executives such that they have a higher percentage of compensation at risk than is typical for similar positions in the utility industry. For Mr. Robinson, the Committee establishes awards under the Company's Long-Term Incentive Plan, but the board of directors of Pacific Telecom has responsibility for fixing his annual cash compensation and his awards under Pacific Telecom's Long-Term Incentive Plan.

    The Company's executive compensation program consists of two principal elements: (a) annual cash compensation; and (b) long-term incentive pay. Actual compensation depends upon performance as described below.

    Annual cash compensation is comprised of base salary and annual incentive compensation. Base salaries and target incentive amounts are considered for adjustment annually based upon competitive pay levels, individual performance and potential, and changes in duties and responsibilities. Base salary and the incentive target are set at a level such that total annual cash compensation for satisfactory performance would approximate the midpoint of pay levels in the comparison group used to develop competitive data. Actual incentive amounts may be less or more than target depending upon Company and business unit performance in relation to established performance objectives, which include achievement of targeted earnings available for Common Stock and the success of the participant's organizational unit in achieving specific operational, financial and management goals such as employee safety, system availability and reliability, cost containment, customer service, and environmental stewardship. The relative weights of the performance criteria vary among organizational units in accordance with the nature of their operations. Earnings to a specified limit above the threshold target fund the incentive pool. For 1993, the Company achieved earnings available for Common Stock that resulted in a fully funded incentive pool. The incentive pool is limited to 150% of the officers' aggregate target awards. The amount of annual incentive compensation payable to a participant from the pool is a function of actual operating unit performance relative to goals. In aggregate, the operating units achieved 93% of the objectives established for 1993. For selected PacifiCorp officers with overall corporate responsibility, the Company's performance measurement is based on a weighted average of the performance factors of the Company's businesses. For 1993, actual awards ranged between 110% and 158% of target awards. The plan contains a formula under which the maximum amount that any participant can receive is 200% of the participant's target award. Payments for 1993 are shown in the Summary Compensation Table below.

    The long-term incentive compensation program is intended to encourage executives to strive to achieve sustained superior earnings performance and increased shareholder value. During 1993, the Committee reviewed the Company's long-term incentive plan, which had been adopted in 1985, to determine if it continued to be consistent with the Company's objectives. Following that evaluation and after consideration of various alternative methods of providing incentives for achievement of the Company's objectives, the Committee, with the assistance of its consultant, developed the 1993 Restatement of the Long-Term Incentive Plan to replace the existing plan. This Restated Plan is designed to provide stock-based incentives in the form of annual grants of restricted stock coupled with a requirement that participants invest their own personal resources in the stock of the Company or Pacific Telecom. The Restated Plan is more fully described elsewhere in this proxy statement. See "Restatement of the Long-Term Incentive Plan."

    The Committee believes the Restated Plan will align the interests of executive employees more closely with those of shareholders, will provide an opportunity to link grant size to achievement of performance, and will provide a stronger compensation element for retention of key employees. The principal factors considered by the Committee in selecting participants and determining the level of grants made in November 1993 were the Committee's subjective assessment of the success of the restructuring of the Company in 1993 and the improvement in the Company's financial performance following that restructuring. The Committee assessed the improvement in the Company's financial performance by comparing the Company's projected 1993 financial results to the 1992 results and budgeted 1993 results, which reflected, among other things, significant improvements in the Company's total shareholder return and earnings per share growth. The Committee also considered the success of the restructuring efforts to be consistent with its long-term strategy to refocus the Company on its core utility business and the resulting more favorable competitive position of the Company. The Committee did not specifically consider the Company's 1993 performance in relation to peer companies because the Company's unique circumstances, given the extent and nature of its restructuring, made internal comparisons more relevant. The Committee also was aware that targeted awards of 102,318 shares for the four-year cycle which began January 1, 1990 and ended December 31, 1993 were not paid under the current plan because the established performance objectives were not met.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    No adjustment was made to Mr. Gleason's base salary or target incentive amount during 1993 or 1992. The Committee decided to freeze his base salary at 1991 levels until his normal retirement date in April 1995. In lieu of any salary increases during this period, Mr. Gleason was granted 16,300 shares of restricted Company Common Stock in December 1992 as a long-term retention device that links his compensation more directly to returns received by shareholders. The amount of the stock grant was calculated based upon an estimate of the increases in salary and related bonus that Mr. Gleason might have reasonably expected to receive during the remainder of his service based on data available to the Committee with respect to compensation increases anticipated for chief executive officers of comparable companies. This stock will be forfeited if Mr. Gleason voluntarily terminates his employment, or if his employment is terminated for cause prior to his normal retirement date.

    Mr. Gleason received a restricted stock grant in 1993 of 17,000 shares under the Restated Plan. In fixing Mr. Gleason's award, the Committee considered the significant improvement in the performance of the Company and Pacific Telecom during the year, as well as the progress made with respect to the disposition of noncore operations. The Committee also approved an annual incentive payment to Mr. Gleason for 1993 performance. His incentive award, as shown in the Summary Compensation Table, reflects 147% of his target award for the year. In establishing Mr. Gleason's incentive award, 80% was based on the performance of the Company's electric operations, as described above, and 20% was based on the performance of Pacific Telecom and PacifiCorp Financial Services. The performance of Pacific Telecom was measured on the basis of the return on shareholders' equity for the year and the compound annual growth in net income for the five-year period then ended. The performance of PacifiCorp Financial Services was based on the subjective assessment of its achievement of objectives relating to return on assets, reduction of debt and realization of asset values consistent with established reserves. Effective February 1, 1994, Mr. Gleason was elected Vice Chairman of the Board. Until his retirement, Mr. Gleason will be compensated at an annual rate equal to his compensation for 1993.

    Frederick W. Buckman was elected President and Chief Executive Officer of the Company to succeed Mr. Gleason effective February 1, 1994. The Committee, assisted by its outside consultant, developed a total compensation package within the Company's compensation philosophy to attract him to accept the leadership role as President and Chief Executive Officer, and to compensate him for the loss of certain long-term compensation he would sacrifice by accepting the Company's offer. That package includes a base salary of $504,116 for 1994 and a fixed bonus of $252,083; a grant of 25,000 shares of restricted stock that will vest over a four-year period; and a grant of up to an additional 25,000 shares of restricted stock to be awarded contingent upon share-for-share purchases by Mr. Buckman.

                                          PERSONNEL COMMITTEE

                                          C. Todd Conover
                                          John C. Hampton
                                          Nolan E. Karras
                                          Nancy Wilgenbusch

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
             AMONG THE COMPANY, S&P 500 INDEX AND TOP 50 UTILITIES*

    The following graph provides a comparison of the annual percentage change in the cumulative total shareholder return on the Company's Common Stock, with the cumulative total return of the S&P 500 Index and the top 50 electric utilities, ranked by 1992 revenues, as listed by Salomon Brothers. The comparison assumes $100 was invested on December 31, 1988 in the Company's Common Stock and in each of the foregoing indices and assumes the reinvestment of dividends. The only change in the companies included in the list of the top 50 electric utilities between 1992 and 1993 was the replacement of Hawaiian Electric Industries by
DPL,  Inc.  Hawaiian  Electric  Industries'  revenues  fell  below  the  top  50 threshold.

                                   1988       1989       1990       1991       1992     FEB. 1993    1993
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
PacifiCorp                       $  100.00  $  137.47  $  143.64  $  172.37  $  144.94  $  135.64  $  150.34
S&P 500                             100.00     131.59     127.49     166.17     178.81     181.96     196.75
Top 50 Utilities                    100.00     132.96     135.62     175.60     189.58     206.17     211.73

- ------------------------
In February 1993 the Company agreed to dispose of its 82% interest in NERCO, its mining and resource development subsidiary.

*Allegheny Power System
American Electric Power
Baltimore Gas & Electric
Boston Edison Co
Carolina Power & Light
Centerior Energy Corp
Central & South West Corp
Cincinnati Gas & Electric
CMS Energy Corp
Commonwealth Edison
Consolidated Edison of NY
Detroit Edison Co
Dominion Resources Inc
DPL Inc
DQE Inc
Duke Power Co
Entergy Corp
Florida Progress Corp
FPL Group Inc
General Public Utilities
Gulf States Utilities Co
Houston Industries Inc
Illinois Power Co
Long Island Lighting
New England Electric System
New York State Elec & Gas
Niagara Mohawk Power
NIPSCO Industries Inc
Northeast Utilities
Northern States Power-MN
Ohio Edison Co
Oklahoma Gas & Electric
Pacific Gas and Electric Co
Pennsylvania Power & Light
Philadelphia Electric Co
Pinnacle West Capital
Potomac Electric Power
PSI Resources Inc
Public Service Co of Colo
Public Service Entrp
San Diego Gas & Electric
SCANA Corp
SCEcorp
Southern Co
TECO Energy Inc
Texas Utilities Co
Union Electric Co
UtiliCorp United Inc
Western Resources Inc
Wisconsin Energy Corp

                             EXECUTIVE COMPENSATION

    The following table sets forth information concerning compensation for services in all capacities to the Company and its subsidiaries for fiscal years ended December 31, 1993, 1992 and 1991 of those persons who were, at December 31, 1993, the Chief Executive Officer of the Company and the other four most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM COMPENSATION
                                                            ANNUAL COMPENSATION           --------------------------
                                                    ------------------------------------                 LONG-TERM     ALL OTHER
NAME AND                                                         ANNUAL    OTHER ANNUAL   RESTRICTED     INCENTIVE      COMPEN-
PRINCIPAL POSITION                                   SALARY    BONUS (1)   COMPENSATION   STOCK AWARD     PAYOUTS     SATION (2)
- ---------------------------------------             ---------  ----------  -------------  -----------  -------------  -----------
A.M. Gleason...........................       1993  $ 600,000   $ 439,991    $  --        $ 323,000(3) $    --         $  14,314
President and Chief                           1992    600,000      --           10,750      317,850(4)      --            16,141
Executive Officer of                          1991    605,308     450,000       10,562        --         1,217,945(5)     16,251
the Company
Charles E. Robinson....................       1993    387,500     232,500       --           85,500(3)     185,865(6)     12,611
Chairman, President                           1992    375,000      --           --            --           380,419(6)     12,006
and Chief Executive                           1991    373,462     226,000       --            --           289,512(5)     11,856
Officer of
Pacific Telecom
William J. Glasgow.....................       1993    286,068     156,710       --           52,250(3)      70,000(7)    289,826(8)
Senior Vice President and                     1992    280,000      --            3,626        --           198,000(7)      9,445
Chief Financial Officer of                    1991    248,750     168,100        2,529        --            --             9,185
the Company, and President
and Chief Executive Officer of
PacifiCorp Holdings, Inc.
Verl R. Topham.........................       1993    275,000     130,074       --          104,500(3)      --             9,564
President of Utah Power                       1992    251,002      --           --            --            --            10,277
                                              1991    231,006      99,400       --            --            --            10,024
Paul G. Lorenzini......................       1993    230,000     113,861       --          104,500(3)      --             9,401
President of Pacific Power                    1992    210,367      --            1,110        --            --             9,219
                                              1991    165,210      59,200          805        --            96,016(5)      8,494

- ------------------------
(1) Please refer to the Personnel Committee Report for a description of the Company's annual executive incentive plans. Incentive amounts are reported for the year in which the related services were performed.
(2) Amounts shown for 1993 include (a) contributions of $9,214 to the PacifiCorp K Plus Employee Savings and Stock Ownership Plan for Messrs. Gleason, Robinson, Glasgow and Topham, and $9,097 for Mr. Lorenzini and (b) $5,100, $3,397, $612, $350 and $304 for the portion of premiums on term life insurance policies for Messrs. Gleason, Robinson, Glasgow, Topham and Lorenzini, respectively, paid by the Company. These benefits are available to all employees.
(3) Restricted stock grants made in November 1993 pursuant to the proposed 1993 Restatement of the Company's Long-Term Incentive Plan. (See "Restatement of the Long-Term Incentive Plan" for a description of the Restated Plan and the terms of the restricted stock grants.) Except for the restricted stock grant to Mr. Gleason in 1992, as described in note 4 below, no other restricted stock grants were made by the Company through 1993. At December 31, 1993, the aggregate value of all restricted stock holdings, based on the market value of the shares at December 31, 1993, without giving effect to the diminution of value attributed to the restrictions on such stock, of Messrs. Gleason, Robinson, Glasgow, Topham and Lorenzini, respectively, were $641,025, $86,625, $52,938, $105,875 and $105,875, respectively.
(4) Restricted stock grant on December 4, 1992 of 16,300 shares to Mr. Gleason in connection with freezing his base salary at 1991 levels through his normal retirement date in April 1995.

                                        (FOOTNOTES CONTINUED ON FOLLOWING PAGE.)

     Mr.  Gleason  will  forfeit  his  entire  stock  grant  if  he  voluntarily terminates his employment or his  employment is terminated for cause  prior to that date. Regular quarterly dividends are paid on the restricted stock.
     See "Personnel Committee Report on Executive Compensation."
(5)  Please  refer to  the "Restatement of  the Long-Term Incentive  Plan" for a
     description of the Company's current Long-Term Incentive Plan. The costs of this plan are borne by the participant's employer. For the four-year  cycle which  ended December 31, 1991, and for which the payouts are listed in the
     Summary Compensation Table, the  performance criteria were relative  return on  equity compared  to an  industry composite,  earnings-per-share growth, cash flow per share growth, and return on equity in excess of the risk-free interest rate.
(6)  Mr. Robinson is a  participant in the  Pacific Telecom Long-Term  Incentive
     Plan,  under which participants received from  zero to 260% of the targeted shares of Pacific Telecom common stock, plus dividend equivalents in  cash, upon  completion of a performance cycle based on their degree of success in meeting the  established long-term  objectives. The  plan had  a  four-year performance  cycle that  ended December  31, 1992.  In connection  with the proposed 1994 restatement  of that  plan and 1994  restricted stock  grants made  thereunder, which  are subject  to shareholder  approval at  the 1994
     annual  meeting  of   shareholders  of  Pacific   Telecom,  the   four-year
     performance  cycle scheduled  to end December  31, 1994  was terminated and prorated awards for  that performance  cycle were made  to participants  in
     December  1993. The four-year  performance cycle beginning  January 1, 1993 and ending December 31, 1996 was terminated without any awards having  been made  thereunder. For  the performance cycle  ended December  31, 1992, the performance criteria were relative return on equity compared to an industry composite and earnings per  share growth. For  the performance cycle  ended
     December  31, 1994, the performance criteria were earnings per share growth and return on equity compared to a five-year Treasury Bond rate.
(7)  Mr.  Glasgow  was  a  participant  in  the  PacifiCorp  Financial  Services
     Executive  Long-Term  Incentive Plan,  which  had a  three-year performance cycle ended December 31, 1992. Participants received from zero to 250% of a target amount, which was  determined as a  percentage of the  participant's base  salary,  in  cash  based  on  their  degree  of  success  in  meeting
     established  performance  objectives.  For  the  performance  cycle   ended
     December  31,  1992,  the  performance criteria  were  based  on continuing efforts to downsize PacifiCorp  Financial Services. Effective December  31,
     1993,  the plan  was cancelled with  two four-year cycles  in progress. The payment shown for 1993 reflects a  proration of awards for those cycles  in recognition  of the achievement of  the Company's goals as  a result of the decision to accelerate disposition of financial services assets.
(8)  Mr. Glasgow, as an employee of NERCO, was a participant in a sale incentive program under which participants received a lump sum cash payment equal  to their  base annual salary upon  the closing of the  disposition of NERCO in
     1993.

SEVERANCE ARRANGEMENTS

    Under an Executive Severance Plan adopted by the Company in 1988, each member of the Company's Corporate Policy Group will receive a severance payment equal to twice the executive's total cash compensation during the last full calendar year upon the termination of his employment with the Company. The severance payment will be made to the executive in 24 equal monthly payments following the date of the termination of his employment, and the payments will be terminated by the Company if the executive accepts employment with a competitor of the Company or its affiliates. The Executive Severance Plan does not apply to the termination of an executive for reasons of normal retirement, death or total disability, or to a termination for cause or a voluntary termination. "Voluntary termination" does not include termination following the failure to redesignate an executive to or the removal of an executive from the Corporate Policy Group, or following a material change ordered in an executive's authority, unless such redesignation, removal or change is agreed to by the executive. Under the plan, "cause" for termination includes any act by an executive that is materially contrary to the interests of the Company or its affiliates and the willful and continued failure by an executive to devote his full business time and efforts to the business affairs of the

Company. The Personnel Committee of the Board, which has responsibility for administering the plan and interpreting its provisions, has also interpreted the term "cause" to include (but not be limited to) both gross negligence and conduct which indicates a reckless disregard for the consequences thereof, where such negligence or conduct has a material adverse effect on the Company or its affiliated companies. The costs of this plan are borne by the participant's employer. The Executive Severance Plan will terminate on December 31, 1995, unless extended by the Personnel Committee. The current members of the Corporate Policy Group are Messrs. Buckman, Glasgow, Lorenzini, Robinson and Topham. Pacific Telecom has adopted an executive severance plan for certain of its executive officers, including Mr. Robinson, which has terms comparable to the Company's plan. Pacific Telecom's plan is intended to replace the Company's plan as it relates to severance benefits payable to Mr. Robinson.

RETIREMENT PLANS

    The Company and most of its subsidiaries have adopted noncontributory defined benefit retirement plans (Retirement Plans) for their employees (other than employees subject to collective bargaining agreements that do not provide for coverage). Certain executive officers, including the executive officers named in the Summary Compensation Table, are also eligible to participate in the Company's non-qualified Supplemental Executive Retirement Plan ("SERP"). The following description assumes participation in both the Retirement Plans and the SERP. Participants receive benefits at retirement payable for life based on length of service with the Company or its subsidiaries and average pay in the 60 consecutive months of highest pay out of the last 120 months, and pay for this purpose would include salary and bonuses as reflected in the Summary Compensation Table above. Actuarially equivalent alternative forms of benefits are also available at the participant's election. Retirement benefits are reduced to reflect Social Security benefits. Participants are entitled to receive full benefits upon normal retirement (after age 65 with at least 15 years of service or after age 62 with at least 30 years of service). Participants are also entitled to receive reduced benefits upon early retirement after age 55 and at least five years of service.

    The following table shows the estimated annual retirement benefit payable upon normal retirement age at age 65 as of January 1, 1994. Amounts in the table reflect payments from the Retirement Plans and the SERP combined.

                 ESTIMATED ANNUAL PENSION AT NORMAL RETIREMENT

                        FINAL AVERAGE                                       YEARS OF CREDITED SERVICE
                        ANNUAL PAY AT                           --------------------------------------------------
                       RETIREMENT DATE                               5           15           25           30
- --------------------------------------------------------------  -----------  -----------  -----------  -----------
$ 200,000.....................................................  $    43,333  $   130,000  $   130,000  $   130,000
  400,000.....................................................       86,667      260,000      260,000      260,000
  600,000.....................................................      130,000      390,000      390,000      390,000
  800,000.....................................................      173,333      520,000      520,000      520,000
 1,000,000....................................................      216,667      650,000      650,000      650,000

- ------------------------
(1) The benefits shown in the table above assume that the individual will remain in the employ of the Company until normal retirement at age 65 and that the plans will continue in their present form. Amounts shown above do not reflect the Social Security offset.
(2) The number of credited years of service used to compute benefits under the plans for Messrs. Gleason, Robinson, Glasgow, Topham and Lorenzini are 30, 30, 6, 22 and 7, respectively.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on reports and other information submitted by executive officers and directors, the Company believes that during the year ended December 31, 1993, and prior fiscal years, each of its executive officers, directors and persons who own more than ten percent of the Company's Common Stock filed all reports required by Section 16(a), except for the late filing by Mr. Lorenzini of a report concerning a transfer of shares for no consideration.

                                 ANNUAL REPORT

    The   Company's  Annual  Report  for  the  year  1993  is  being  mailed  to shareholders with this proxy statement.

                     METHOD AND COST OF SOLICITING PROXIES

    The cost of the solicitation of proxies will be paid by the Company. In addition to solicitation by mail, employees of the Company may request the return of proxies personally, by telephone or telegraph. The Company will, on request, reimburse brokers and other persons holding shares for the benefit of others for their expenses in forwarding proxies and accompanying material and in obtaining authorization from beneficial owners of the Company's stock to execute proxies. In addition, the Company has retained Georgeson & Company, Inc. to aid in the solicitation at a fee not to exceed $18,000 plus expenses.

                                 OTHER MATTERS

SHAREHOLDER PROPOSALS TO BE INCLUDED IN THE COMPANY'S PROXY STATEMENT.

    A shareholder proposal to be considered for inclusion in proxy material for the Company's 1995 Annual Meeting must be received by the Company not later than November 30, 1994.

SHAREHOLDER PROPOSALS NOT IN THE COMPANY'S PROXY STATEMENT.

    Shareholders wishing to present proposals for action at this annual meeting or at another shareholders' meeting must do so in accordance with the Company's Bylaws. A shareholder must give timely notice of the proposed business to the Secretary. To be timely, a shareholder's notice must be in writing, delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that if less than 70 days' notice or prior public disclosure of the date of the meeting is given or made, notice by the shareholder, to be timely, must be received no later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made. For each matter the shareholder proposes to bring before the meeting, the notice to the Secretary must include (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address of the shareholder proposing such business, (c) the class and number of shares of the Company which are beneficially owned by the shareholder and (d) any material interest of the shareholder in such business. The officer presiding at the meeting may, if in the officer's opinion the facts warrant, determine that business was not properly brought before the meeting in accordance with the Company's Bylaws. If such officer does so, such officer shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

SHAREHOLDER NOMINATIONS FOR DIRECTORS.

    Shareholders wishing to directly nominate candidates for election to the Board of Directors must do so in accordance with the Company's Bylaws by giving timely notice in writing to the Secretary as defined above. The notice shall set forth (a) as to each person whom the shareholder proposes to nominate (i) all information relating to such person that is required to be disclosed in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, and (ii) the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected; and (b) as to the shareholder giving the notice (i) the name and address of such shareholder and
(ii) the class and number of shares of the Company which are beneficially owned by such shareholder. If the shareholder is not a shareholder of record at the time of giving the notice, the notice must be accompanied by appropriate documentation of the shareholder's claim of beneficial ownership. No person shall be eligible to serve as a director of the Company unless nominated in accordance with the procedures set forth in the Bylaws. The officer presiding at the meeting may, if in the officer's opinion the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the Bylaws. If such officer does so, such officer shall so declare to the meeting and the defective nomination shall be disregarded.

OTHER BUSINESS.

    The Board of Directors does not intend to present any business for action of the shareholders at the meeting except the matters referred to in this proxy statement. If any other matters should properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with their judgment on such matters.

    Whether or not you expect to be present at the meeting, please sign the accompanying form of proxy and return it promptly in the enclosed stamped return envelope.

                                          By Order of the Board of Directors
                                          Sally A. Nofziger
                                          VICE PRESIDENT AND CORPORATE SECRETARY

               The following copy of the PacifiCorp Long-Term Incentive Plan, 1993 Restatement, is being sent to the Commission pursuant to the requirements of Instruction 3 to Item 10 of Regulation 14A. A copy of the plan is not being sent to shareholders with the definitive proxy statement.

                     PACIFICORP LONG TERM INCENTIVE PLAN
                              1993 RESTATEMENT

                     PACIFICORP LONG TERM INCENTIVE PLAN
                             1993 RESTATEMENT


            PacifiCorp, an Oregon corporation (the "Company"), amends and restates its Long Term Incentive Plan, as adopted effective January 1, 1985 and amended by Amendment No. 1 effective October 25, 1985, to provide in its entirety as set forth herein. This Long Term Incentive Plan, as amended and restated (the "Plan"), shall govern incentive awards made on or after the date the Plan is approved by the Company's board of directors (the "Board of Directors"). Approval of the Plan by the Board of Directors shall not affect incentive awards to be made with respect to performance cycles that began under the Company's existing Long Term Incentive Plan prior to such approval, unless the Company and the recipients of such awards agree otherwise.

      1.    PURPOSE AND ADOPTION BY SUBSIDIARIES.

            1.1 PURPOSE. The purpose of the Plan, as restated herein, is to promote the long-term success of the Company and its Subsidiaries by providing stock-based incentives for selected executive employees of the Company and its Subsidiaries to exert their best efforts on behalf of the Company and its shareholders. Awards under the Plan shall take the form of grants of shares of the Company's Common Stock ("Common Stock"). Such shares shall be held by Plan participants ("Participants") subject to satisfaction of such vesting and stock ownership restrictions as may be specified at the time of grant.

            1.2  SUBSIDIARIES.   For purposes of this Plan, the term
      "Subsidiary" shall mean any corporation that is a member, together with the Company, of a controlled group of corporations within the meaning of Internal Revenue Code Section 1563 and that adopts this Plan with the Company's approval. Awards under the Plan for any Participant employed by a Subsidiary shall be the financial responsibility of such Subsidiary. The Subsidiary's agreement to be bound by this obligation and other terms of the Plan shall be evidenced by a statement of adoption of the Plan executed by the Subsidiary and by the Company.
      All grants under the Plan to a participant employed by a Subsidiary shall be treated for tax purposes as if made by the Subsidiary and shall be reported accordingly.

      2. SHARES SUBJECT TO THE PLAN. Subject to adjustment as provided in Section 7, the total number of shares of Common Stock that may be awarded under the Plan shall not exceed 900,000 shares. Shares awarded under the Plan shall be purchased on the open market for delivery to Participants.

      3.    EFFECTIVE DATE AND DURATION OF PLAN.

            3.1 EFFECTIVE DATE. The Plan shall become effective on the date adopted by the Board of Directors; provided, however, that no award under the Plan shall be deemed effective until the Plan is approved by the affirmative vote of the holders of a majority of the securities of the Company represented and entitled to vote at a duly held meeting of the Company's shareholders at which a quorum is present. Any award made prior to shareholder approval of the Plan shall be conditioned on and made subject to such approval. Subject to this limitation, shares may be awarded under the Plan at any time after the effective date and before termination of the Plan.

            3.2 DURATION AND EARLY TERMINATION. Unless earlier terminated, the Plan shall continue in effect until all shares available for awards under the Plan have been awarded and all restrictions on such shares, if any, have lapsed. The Board of Directors may suspend or terminate the Plan at any time except with respect to outstanding shares held subject to restrictions. Termination shall not affect the forfeitability of shares awarded under the Plan.

      4.    ADMINISTRATION.

            4.1 BOARD OF DIRECTORS. The Plan shall be administered by the Board of Directors of the Company, which shall determine and designate from time to time the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Board of Directors may from time to time adopt and amend rules and regulations relating to administration of the Plan, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations that are, in the judgment of the Board of Directors, necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

            4.2 COMMITTEE. The Board of Directors may delegate to a committee of directors (the "Committee") any or all authority for administration of the Plan. If authority is delegated to a Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee except (i) as otherwise provided by the Board of Directors, and (ii) that only the Board of Directors may terminate or amend the Plan as provided in Sections 3.2 and 11.

            4.3 OFFICER. The Board of Directors or the Committee, as applicable, may delegate to an executive officer of the Company authority to administer those aspects of the Plan that do not involve selection of Participants or decisions concerning the timing, pricing, or amounts of awards. No officer to whom administrative authority has been granted under this Section 4.3 may waive or modify any restriction applicable to shares granted to such officer under the Plan.

      5. ELIGIBILITY. All executive employees of the Company and its Subsidiaries are eligible for selection as Participants. The Board of Directors may, from time to time, select as Participants those executive employees who the Board of Directors believes have made or will make important contributions to the long-term performance of the Company and its Subsidiaries.

      6.    AWARDS.

            6.1 GRANT CRITERIA. In determining the individuals to whom awards under the Plan shall be made and the amounts of the awards, the Board of Directors shall consider criteria such as the following:

                  (a)  Total shareholder return relative to peer companies;

                  (b) Earnings per share growth over time relative to peer companies;

                  (c)  Achievement of long term goals, strategies and plans;
            and

                  (d)  Maintenance of competitive position.

            6.2 RESTRICTIONS. Shares awarded shall be subject to such terms, conditions, and restrictions as may be determined by the Board of Directors to be consistent with the purpose of the Plan and the best interests of the Company. The restrictions may include, without limitation, stock transfer restrictions and forfeiture provisions designed to facilitate the achievement by Participants of specified stock ownership goals.

            6.3 AGREEMENTS. The Board of Directors may require the recipient to sign an agreement as a condition of the award.

      7. CHANGES IN CAPITAL STRUCTURE. If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, plan of exchange, recapitalization, reclassification, stock split-up, combination of shares or dividend payable in shares, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for awards under the Plan. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.

      8. ACCELERATION UPON TERMINATION AFTER CHANGE IN CONTROL. Notwithstanding any other provisions of the Plan or related agreements, all restrictions affecting shares of Common Stock awarded to a Participant under the Plan shall immediately lapse upon termination of the Participant's employment within two years after the date on which any one of the following events has taken place:

            8.1 TENDER OR EXCHANGE OFFER. A tender or exchange offer, other than one made by the Company, is made for Common Stock (or securities convertible into Common Stock) and such offer results in a portion of those securities being purchased and the offeror after the consummation of the offer is the beneficial owner (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly, of at least 20 percent of the outstanding Common Stock ; or

            8.2   20 PERCENT OWNER.  The Company receives a report on
      Schedule 13D under the Exchange Act reporting the beneficial ownership by any person of 20 percent or more of the Company's outstanding Common Stock; or

            8.3 BOARD OF DIRECTORS. During any period of 12 months or less, individuals who at the beginning of such period constituted a majority of the Board of Directors cease for any reason to constitute a majority thereof unless the nomination or election of such new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

      9. STOCK CERTIFICATE LEGENDS. The certificates representing shares of Common Stock awarded under the Plan shall bear any legends required by the Board of Directors.

    10. WITHHOLDING TAX. The Company may require any recipient of an award under the Plan to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the recipient fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the recipient, including salary or fees for services, subject to applicable law.
      11. AMENDMENT OF PLAN. The Board of Directors may at any time, and from time to time, modify or amend the Plan in such respects as it shall deem advisable because of changes in the law while the Plan is in effect or for any other reason. Except as provided in Sections 4.1 and 8, however, no change in an award already granted shall be made without the written consent of the recipient of such award.

      12. APPROVALS. The obligations of the Company under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company's shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate applicable state or federal securities laws.

      13. EMPLOYMENT AND SERVICE RIGHTS. Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of the Company or any Subsidiary or interfere in any way with the right of the Company or any Subsidiary by whom such employee is employed to terminate such employee's employment at any time, for any reason, with or without cause, or to decrease such employee's compensation or benefits, or (ii) confer upon any person engaged by the Company or any Subsidiary any right to be retained or employed by the Company or any Subsidiary or to the continuation, extension, renewal, or modification of any compensation, contract, or arrangement with or by the Company or any Subsidiary.

      14. RIGHTS AS A SHAREHOLDER. The recipient of an award under the Plan shall have the right to vote all shares of Common Stock awarded to such recipient and shall have the right to all ordinary dividends payable in respect of such shares, regardless of whether such shares have vested or are subject to restrictions.

            Adopted by Board of Directors: November 17, 1993

            Approved by Shareholders:                 , 199__

                    PACIFICORP LONG TERM INCENTIVE PLAN
                             1993 RESTATEMENT
                       RESTRICTED STOCK AGREEMENT


            This Restricted Stock Agreement ("Agreement") is made effective as of __________________, 19_____, between PacifiCorp, an Oregon corporation (the "Company") and ________________________ (the "Employee").

            In consideration of the agreements set forth below, the Company and the Employee agree as follows:

      1.    STOCK AWARD.  Pursuant to the Company's Long Term Incentive
Plan, 1993 Restatement (the "Plan") and subject to approval of such Plan by the Company's shareholders at the Company's 1994 annual meeting of shareholders, the Company hereby awards to the Employee _____________ shares (the "Grant Shares") of the Company's Common Stock for calendar year 1994 (the "Grant Year"). The Grant Shares shall be owned by the Employee subject to the terms and conditions of this Agreement and the Plan, a copy of which has been provided to the Employee. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan. The Company and the Employee agree that this award shall terminate and supersede any rights to performance shares associated with the 1992-1995 performance cycle that began under the Company's Long Term Incentive Plan prior to adoption of the Plan.

      2.    SHARES PURCHASED ON OPEN MARKET; ESCROW.

            2.1 MARKET PURCHASE. As soon as practicable after execution of this Agreement by the Company and the Employee, the Company shall pay to a securities broker or other third party an amount equal to the market price of the Grant Shares, with instructions to purchase the Grant Shares on the open market in the Employee's name and to deliver the certificates representing the Grant Shares into escrow pursuant to
      Section 2.2 of this Agreement. For purposes of administrative convenience, the Company shall have the authority to determine the number of certificates to be issued in the Employee's name and the denomination of each certificate.

            2.2 ESCROW. For purposes of facilitating the enforcement of Sections 3 and 5 of this Agreement, the Grant Shares purchased pursuant to Section 2.1 shall be delivered to a person or persons designated by the Company to serve as escrow holder (individually or jointly, as applicable, the "Escrow Holder"). The Escrow Holder may be an employee of the Company. Upon delivery into escrow of the certificates representing the Grant Shares, the Employee shall deliver to the Escrow Holder duly executed stock powers with respect to each certificate. The Escrow

      Holder shall hold the certificates and associated stock powers in escrow and shall release the Grant Shares to the Company or the Employee, as applicable, only in accordance with Section 7 of this Agreement. The Employee hereby acknowledges that the Company's designee is appointed as the Escrow Holder with the foregoing authorities as a material inducement to make this Agreement and that said appointment is coupled with an interest and is irrevocable. The Employee agrees that said Escrow Holder shall not be liable to any party to this Agreement (or to any other party) for any actions or omissions unless the Escrow Holder is grossly negligent with respect thereto.

      3.    VESTING OF THE GRANT SHARES; FORFEITURE.

            3.1 DEFINITION OF "TERMINATION OF EMPLOYMENT". A "Termination of Employment" shall be deemed to occur on the date on which the Employee ceases to be employed on a continuous full time basis by the Company or a Subsidiary of the Company for any reason or no reason, with or without cause. The Employee shall not be treated as having a Termination of Employment during the time the Employee is receiving long term disability benefits provided by the Company or a Subsidiary, unless the Employee has received formal written notice of termination.

            3.2   VESTING.

                  (a) REGULAR VESTING SCHEDULE. 25 percent of the Grant Shares shall become non-forfeitable ("Vested") on each succeeding February 15, starting with the February 15 following the end of the Grant Year, if the following two conditions are satisfied:

                        (i) The Employee does not have a Termination of Employment prior to such February 15; and

                        (ii) The Employee satisfies the Annual Purchase Requirement described in Section 4 with respect to the calendar year that ended on the December 31 immediately preceding such February 15.

                  (b) ACCELERATED VESTING. Any unvested Grant Shares shall become fully Vested upon the occurrence of any of the following:

                        (i) Termination of Employment, as defined in Section
                  3.1, within two years after one of the events described in Sections 8.1, 8.2 or 8.3 of the Plan;

                      (ii) January 1 following the death of the Employee;

                     (iii) January 1 following the Retirement of the Employee
                  after age 55 and completion of at least 5 "years of service" within the meaning of the tax qualified defined benefit plan maintained by the Employee's employer or, if no such defined benefit plan exists, the Company's defined benefit plan; or

                      (iv) Receipt by the Employee of formal written notice of
                  termination following the permanent and total disability of the Employee, which shall mean any medically determinable physical or mental impairment that renders the Employee unable to engage in any substantial gainful activity and can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

            3.3 FORFEITURE. An Employee shall forfeit to the Company all or a portion of the Grant Shares upon any of the following:

                  (a) TERMINATION OF EMPLOYMENT. If the Employee has a Termination of Employment that is not described in 3.2(b), the Employee shall forfeit any portion of the Grant Shares that is not Vested under 3.2(a).

                  (b) FAILURE TO MEET ANNUAL PURCHASE REQUIREMENT. If the Employee fails to meet the Annual Purchase Requirement described in Section 4 for a calendar year, the Employee shall forfeit the Grant Shares that would have become Vested on the February 15 following the end of that year under 3.2(a).

                  (c) ATTEMPTED TRANSFER OF SHARES NOT VESTED. If an attempt is made to assign, encumber, pledge or otherwise transfer any Grant Shares before they are Vested, in violation of Section 5, the Employee shall forfeit all of the Grant Shares with respect to which the attempt was made.

      4.    ANNUAL PURCHASE REQUIREMENT.

            4.1   DEFINITIONS.

                  (a) TARGET SHARES. The term "Target Shares" shall mean shares of PacifiCorp Common Stock and Pacific Telecom, Inc. Common Stock "beneficially owned" by the Employee within the meaning of

            Rule 16a-1(a)(2) promulgated under the Securities Exchange Act of 1934. All shares granted under the Plan shall constitute Target Shares, whether or not Vested.

                  (b) BASE SALARY. The term "Base Salary" shall mean, with respect to each calendar year commencing with the Grant Year, the Employee's annual regular salary as in effect on January 1 of such calendar year.

                  (c) STOCK OWNERSHIP TARGET. The term "Stock Ownership Target" shall mean, with respect to each calendar year commencing with the Grant Year, a dollar amount equal to _________ times the Employee's Base Salary for such calendar year.

                  (d)   ANNUAL PURCHASE PERCENTAGE.  The term "Annual
            Purchase Percentage" shall mean, with respect to each calendar year commencing with the Grant Year, the number equal to the total value of all of the Target Shares purchased by or at the direction of the Employee on the open market or under the Company's K Plus Employee Savings and Stock Ownership Plan (the "K Plus Plan") during the calendar year, less the total value of all of the Target Shares with respect to which the Employee disposed of beneficial ownership during the calendar year, divided by the Employee's Base Salary for the calendar year:

                          Value of Target          Value of Target
            Annual        Shares Purchased  -     Shares Disposed
            Purchase =                                   of
                       ---------------------------------------------
            Percent-
            age                        Base Salary

            ; PROVIDED that for purposes of this calculation each Target Share purchased or disposed of during the calendar year shall be valued at the purchase or disposition price thereof.

                  (e)   MINIMUM OWNERSHIP TARGET.  The term "Minimum
            Ownership Target" shall mean, with respect to each calendar year commencing with the Grant Year, a dollar amount equal to _________ times the Employee's Base Salary for such calendar year.

            4.2   ANNUAL PURCHASE REQUIREMENT.

                  (a)   VALUATION.  As soon as practicable following January
            1 of each of the four calendar years commencing with the Grant Year, the Company shall conduct a valuation of all the Target Shares held by the Employee on such January 1. For purposes of this valuation, each share of PacifiCorp Common stock shall be deemed to have a value equal to the average closing price of such stock on the New York Stock Exchange over the 20 trading days immediately preceding the January 1 of the year in which the valuation is being conducted. Each share of Pacific Telecom, Inc. Common Stock shall be deemed to have a value equal to the average closing price of such stock as quoted on the NASDAQ National Market over the 20 trading days immediately preceding such January 1.

                  (b)   STOCK OWNERSHIP TARGET NOT MET.  If the Target
            Shares held by the Employee as of January 1 of a calendar year, when valued in accordance with (a), have a value less than the Employee's Stock Ownership Target for that year, the Employee shall purchase on the open market or acquire under the K Plus Plan (such obligation being referred to in this Agreement as the "Annual Purchase Requirement") such number of Target Shares as may be necessary to cause the Employee's Annual Purchase Percentage (calculated pursuant to paragraph 4.1(d) above), to equal or exceed __________ percent; PROVIDED, HOWEVER, that the value of Target Shares to be purchased under the Annual Purchase Requirement, when reduced by the value of Target Shares disposed of during the year, shall not exceed the difference between the value of the Employee's holdings of Target Shares as of January 1 of the calendar year and the Stock Ownership Target.

                  (c) STOCK OWNERSHIP TARGET MET. If the Target Shares held by the Employee as of January 1 of a calendar year, when valued in accordance with (a), have a value that equals or exceeds the Employee's Stock Ownership Target for that year, the Annual Purchase Requirement for such year shall be deemed to be satisfied and the Employee shall have no obligation to purchase additional Target Shares during the year.

                  (d) INFORMATION REQUESTED FROM EMPLOYEE. The Employee shall provide the Company with such information, including evidence of beneficial ownership of Target Shares and of purchases and dispositions of Target Shares, as the Company may reasonably request to administer the Annual Purchase Requirement.

            4.3 WAIVER OF ANNUAL PURCHASE REQUIREMENT BY BOARD OF DIRECTORS. The Board of Directors of the Company, or a committee thereof to which the Board of Directors has delegated authority to administer the Plan (the "Plan

      Administrator"), may waive the Annual Purchase Requirement for a given calendar year if the Plan Administrator finds, in its absolute discretion, that compliance with the Annual Purchase Requirement would result in extraordinary hardship for the Employee.

            4.4   WAIVER OF ANNUAL PURCHASE REQUIREMENT BY EXECUTIVE
      OFFICER. Any executive officer to whom appropriate authority has been delegated pursuant to Section 4.3 of the Plan may waive the Annual Purchase Requirement for a given calendar year if (i) such officer finds, in his or her absolute discretion, that compliance with the Annual Purchase Requirement would result in extraordinary hardship for the Employee AND (ii) the value of the Target Shares held by the Employee on January 1 of the year exceeded the Minimum Ownership Target.

      5. RESTRICTION ON TRANSFER. The Employee shall not assign, encumber, pledge or otherwise transfer, voluntarily or involuntarily, any Grant Shares that are not Vested.

      6. MERGERS, CONSOLIDATIONS OR CHANGES IN CAPITAL STRUCTURE. If, after the date of this Agreement, the outstanding Common Stock of the Company is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, plan of exchange, recapitalization, reclassification, stock split-up, combination of shares or dividend payable in shares, or in the event of any consolidation, merger or plan of exchange involving the Company pursuant to which the Company's Common Stock is converted into cash, any Common Stock, other securities or other consideration issued or distributed with respect to the Grant Shares in any such transaction shall be subject to the restrictions and conditions set forth herein, including the escrow requirements of Sections 2 and 7.

      7. ESCROW. The certificates and associated stock powers delivered to the Escrow Holder pursuant to Section 2.2 of this Agreement shall be held in escrow until (i) receipt by the Escrow Holder of a certificate of the Company certifying that some or all of the Grant Shares have Vested, or (ii) receipt by the Escrow Holder of a certificate of the Company certifying that some or all of the Grant Shares have been forfeited to the Company pursuant to
Section 3.3. Upon receipt by the Escrow Holder of one of the foregoing certificates, the Escrow Holder shall deliver to the Employee or the Company, as appropriate, certificates representing all of the Grant Shares to which the Employee or the Company, as applicable, is entitled.

      8. NO RIGHT TO EMPLOYMENT. Nothing in this Agreement or the Plan shall (i) confer upon the Employee any right to be continued in the employment of the Employee's employer or interfere in any way with the right of such employer to terminate the Employee's employment at any time, for any reason or no reason, with or without cause, or to decrease the Employee's compensation or benefits, or (ii) confer upon the Employee any right to the continuation, extension, renewal, or modification of any compensation, contract or arrangement with or by the Company.

      9. RIGHTS AS STOCKHOLDER. Subject to Section 2.2 and the other provisions of this Agreement, the Employee shall be entitled to all of the rights of a shareholder with respect to the Grant Shares, including the right to vote such shares and to receive ordinary dividends payable with respect to such shares from the date of grant. The Employee acknowledges that the certificates representing the Grant Shares may bear such legends as may be required by law with respect to the rights and restrictions applicable to the shares. The Employee agrees that any dividends declared or paid in respect of the Grant Shares prior to the Company's 1994 annual meeting of shareholders shall be subject to forfeiture in the event shareholder approval of the Plan is not obtained at the annual meeting. If forfeiture occurs, the Employee shall promptly pay to the Company the full amount of dividends received. If the Employee fails to repay such forfeited dividends, the Company shall have the right to withhold the amount of such dividends from the Employee's salary or other amounts payable to the Employee.

      10. WITHHOLDING TAXES. The Company shall have the right to require the Employee to remit to the Company, or to withhold from other amounts payable to the Employee, as compensation or otherwise, an amount sufficient to satisfy all federal, state and local withholding tax requirements.

      11. APPROVALS. The obligations of the Company under this Agreement and the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company's shares may then be listed, in connection with the grant evidenced by this Agreement. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver the Grant Shares if such issuance or delivery would violate or result in a violation of applicable state or federal securities laws.

      12.   MISCELLANEOUS.

            12.1 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the state of Oregon, without regard to the choice of law principles applied in the courts of such state.

            12.2 SEVERABILITY. If any provision or provisions of this Agreement are found to be unenforceable, the remaining provisions shall nevertheless be enforceable and shall be construed as if the unenforceable provisions were deleted.

            12.3 ENTIRE AGREEMENT. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements between the Company and the Employee relating to the subject matter hereof.

            12.4 AMENDMENT. This Agreement may be amended or modified only pursuant to the Plan or by written consent of the Company and the Employee.

            12.5 SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                  COMPANY:          PACIFICORP, an Oregon corporation



                                    By:_____________________________
                                    Title:__________________________


                  EMPLOYEE:         ________________________________
                                    [signature]
                                    ________________________________
                                    [type or print name]

PROXY                              PACIFICORP                              PROXY

     The undersigned hereby appoints Frederick W. Buckman, C. Todd Conover and Keith R. McKennon and each of them, proxies with power of substitution, to vote in behalf of the undersigned at the Annual Meeting of Shareholders of PacifiCorp on May 11, 1994, and at any adjournment thereof, all shares of the undersigned in PacifiCorp. The proxies are instructed to vote as follows:*

Item 1.  Election of Directors.
         Nominees:  Class I    C. Todd Conover, John C. Hampton,
                               Nolan E. Karras, Keith R. McKennon

                    Class III  Frederick W. Buckman

      ___ FOR all nominees listed (except as marked to the contrary above)
                     (TO WITHHOLD YOUR VOTE FOR ANY NOMINEE
           STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE)
             ___ WITHHOLD AUTHORITY to vote for all nominees listed.

Item 2.  Approval of the 1993 Restatement of the PacifiCorp Long-Term
         Incentive Plan                     FOR ___  AGAINST ___  ABSTAIN ___

Item 3.  Approval of Deloitte & Touche as   FOR ___  AGAINST ___  ABSTAIN ___
         auditor

(The Board of Directors recommends a vote FOR Items 1, 2 and 3.)

*PACORP, as custodian under the Company's Dividend Reinvestment and Stock Purchase Plan, Harris Trust and Savings Bank, as trustee under the Company's
K Plus Employee Savings and Stock Ownership Plan and Trust, and First Interstate Bank of Utah as trustee for the Utah Power & Light Employee Savings and Stock Purchase Plan of PacifiCorp, are instructed to execute a proxy, with identical instructions, for any shares held for my benefit.

                  PLEASE SIGN ON OTHER SIDE AND RETURN PROMPTLY

                           (Continued from other side)


     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH INSTRUCTIONS, IF GIVEN. IF NO INSTRUCTIONS ARE GIVEN, THEY WILL BE VOTED FOR THE DIRECTORS, FOR THE 1993 RESTATEMENT OF THE PACIFICORP LONG-TERM INCENTIVE PLAN AND FOR THE AUDITOR. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS THAT MAY COME BEFORE THE MEETING.

     Receipt is acknowledged of the notice and proxy statement relating to this meeting.

______________________________________________________________________________
Signature                       Date     Signature if held jointly        Date

______________________________________________________________________________


IMPORTANT:  Please sign exactly as name(s)         To facilitate meeting
            appear above.                          arrangements, please
                                                   check here if you plan  ___
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS  to attend the meeting in person.

                                                   Please mark, date, sign and
                                                   return proxy card promptly.